a

NEWS RELEASE

FOR FURTHER INFORMATION:

GREGORY K. CLEVELAND

TELEPHONE: (602) 852-3526

TRACY SCOTT

TELEPHONE: (701) 250-3040

WEBSITE: www.bnccorp.com

BNCCORP REPORTS 7% INCREASE IN NET INCOME FOR THIRD

QUARTER OF 2006

BISMARCK, ND, October 23, 2006 – BNCCORP, Inc. (Nasdaq: BNCC), which operates community banking, insurance and wealth management businesses in Arizona, Minnesota, North Dakota, Colorado and Nevada, today reported net income of $803,000, or $0.23 per share on a diluted basis, for the third quarter ended September 30, 2006. For the same quarter of 2005, BNCCORP reported net income of $751,000, or $0.25 per diluted share.

The higher earnings for the third quarter of 2006 primarily reflected increases in net interest income and non-interest income compared to the prior-year period. These increases were offset by a rise in non-interest expense largely due to the Company’s growth initiatives. Net income for the third quarter of 2006 also reflected a lower provision for income taxes than in the third quarter of 2005.

“We delivered steady financial performance across our diverse business lines and continued to increase the value of our franchise,” noted Greg Cleveland, BNCCORP’s President and Chief Executive Officer. “ A noteworthy achievement for the third quarter included a strengthening of our ability to generate loans to small and medium size businesses while maintaining outstanding credit quality. Our core deposits are greater than a year ago. The insurance company is posting solid results and wealth management operations continue to grow assets under management."

Third Quarter Highlights

Net interest income for the third quarter of 2006 was $4.7 million, an increase of 4.0% from $4.5 million in the same period of 2005. The net interest margin increased to 3.06% for the quarter ended September 30, 2006, from 2.75% for the same period in 2005. The improved margin can be attributed to higher balances of loans held for investment, excluding participating interests in mortgage loans, and an increase in the interest earned on these assets. The net interest margin also benefited from reduced balances in high cost borrowings and brokered deposits, partially offset by higher rates paid on these liabilities. Overall, the Company’s total average interest earning assets and total average interest bearing liabilities were lower in the third quarter of 2006 compared to the same period in 2005. The decrease in interest earning assets was primarily related to a decline in participating interest in loans held for sale. The decrease in interest bearing liabilities was due to the decline in higher cost borrowings and brokered deposits, partially offset by an increase in core deposits.

Non-interest income increased by $214,000, or 3.8%, to $5.9 million for the 2006 third quarter from $5.7 million for third quarter of 2005. Within non-interest income, insurance agency revenues increased by 4.3%, or approximately $181,000, in the third quarter to $4.4 million compared to $4.3 million from the third quarter a year ago. Gains on sales of investment securities, which do not recur regularly, amounted to $103,000 and contributed to higher non-interest income in the third quarter of 2006. These increases were partially offset by a decline in brokerage revenue of $87,000 between periods, as a result of a decision to discontinue brokerage services in the Minnesota market. Overall, non-interest income represented 56.01% of gross revenues for the recent quarter, compared to 56.06% a year ago.

Non-interest expense increased by $399,000, or 4.4%, to $9.5 million for the third quarter of 2006 from $9.1 million in the same quarter of 2005. Increases in employee compensation and occupancy expenses of $354,000 can be primarily attributed to the Company’s growth initiatives.

In the third quarter of 2006 the Company’s estimated effective tax rate, and therefore its provision for income taxes, declined as a result of a higher ratio of nontaxable items to income before taxes.

Nine-Month Overview

For the first nine months of 2006, the Company reported net income of $2.9 million, or $0.83 per diluted share, compared to net income of $3.4 million, or $1.10 per diluted share for the first nine months of 2005.

Net interest income was $14.3 million for the first nine months of 2006, an increase of 9.9% from $13.0 million in the same period of 2005. The net interest margin increased to 3.05% for the nine months ended September 30, 2006, from 2.79% for the same period in 2005. The improved margin can be attributed to higher balances of loans held for investment, excluding participating interests in mortgage loans and an increase in the interest earned on these assets. The net interest margin was also improved by lower balances in high cost borrowings and brokered deposits, partially offset by the higher rates paid on these liabilities. Overall, the Company’s total average earning assets and total average interest bearing liabilities for the nine month periods ended September 30, 2006 and 2005 are relatively flat.

Non-interest income decreased by $1.5 million, or 7.6%, to $18.0 million for the nine months ended September 30, 2006, compared to $19.4 million for same period in 2005. Insurance agency revenues decreased by $669,000, or 4.6%, in the first nine months of 2006 to $14.0 million compared to $14.7 million from the same period a year ago. Insurance agency revenues, which may vary significantly from period to period, decreased primarily as a result of a lower level of contingency income received from insurance companies. The decrease in non-interest income in the first nine months of 2006 also reflected other items that do not recur on a regular basis. Loan fees decreased versus the 2005 period due to an extremely large transaction resulting in fees of approximately $800,000 last year. The Company incurred net losses on sales of securities aggregating $258,000 in the first three quarters of 2006. The proceeds from these sales were reinvested in higher-earning assets or used to reduce high cost liabilities. Overall, non-interest income represented 55.8% of gross revenues for the first nine months of 2006, down from 60.0% a year ago.

Non-interest expense increased by $503,000, or 1.8%, to $27.9 million for the nine month period in 2006 from $27.4 million in the same period for 2005. Increases in employee compensation and occupancy expenses of $759,000 can be primarily attributed to the Company’s growth initiatives.

Assets, Liabilities and Equity

Total assets were $676.0 million at September 30, 2006, declining from $740.0 million at December 31, 2005. This was primarily due to the $82.4 million decrease in participating interests in mortgage loans, which vary according to the volume of mortgage loans originated by the Company’s mortgage banking counterparties. Total loans held for investment at September 30, 2006 were $357.4 million compared to $411.7 million at December 31, 2005. However, loans held for investment increased to $338.4 million at September 30, 2006, from $310.4 million at December 31, 2005, if participating interests in mortgage loans are excluded. Investment securities available for sale declined to $194.8 million at September 30, 2006, compared to $227.2 million at December 31, 2005, as a result of the Company’s asset-liability management strategies. Total deposits decreased to $509.6 million at September 30, 2006 from $548.8 million at December 31, 2005, primarily due to management’s decision to reduce higher cost national and brokered deposits. Since December 31, 2005, national and brokered deposits have declined $36.0 million. In general, the Company has used liquid assets and proceeds from pay downs of investment securities to fund the decreases in higher cost other borrowings and deposits.

Trust assets under administration increased to $296.8 million at September 30, 2006 from $240.5 million at December 31, 2005 and $173.7 million at September 30, 2005, reflecting the growth of the Company’s wealth management business.

Total common stockholders’ equity for BNCCORP was $55.0 million at September 30, 2006. The book value per common share was $15.25 and tangible book value per common share was $6.89 as of September 30, 2006.

The Company’s tier 1 leverage ratio was 6.90% at September 30, 2006 compared with 5.90% at December 31, 2005. The tier 1 risk-based capital ratio was 9.40% at September 30, 2006 versus 8.48% at December 31, 2005. The total risk-based capital ratio was 10.83% at September 30, 2006 versus 10.12% at December 31, 2005.

Asset Quality

There was no provision for credit losses for the third quarters of 2006 or 2005. The provision for credit losses was $210,000 and $250,000 for the nine month periods ended September 30, 2006 and 2005, respectively. The ratio of total nonperforming assets to total assets was 0.02% at September 30, 2006 and December 31, 2005. The allowance for credit losses as a percentage of total loans held for investment at September 30, 2006 was 0.94%, compared with 0.77% at December 31, 2005. The allowance for credit losses as a percentage of loans held for investment, excluding the participating interests in mortgage loans, at September 30, 2006 was 1.00%, compared with 1.03% at December 31, 2005.

Outlook

Mr. Cleveland stated, “We are well positioned to grow the Company, producing quality assets and well-diversified sources of income. Our banks in Arizona and Minnesota are in growth markets and their contributions to earnings are increasing. The North Dakota banks continue to be a source of strength and we foresee no changes in this market. The wealth management services continue to increase assets under management and to generate a rising level of fee income. The insurance operations also are profitable and a substantial contributor to non-interest income.”

BNCCORP, Inc., headquartered in Bismarck, N.D., is a registered bank holding company dedicated to providing banking, insurance and wealth management services to businesses and consumers in its local markets. The Company operates 28 locations in Arizona, Minnesota, North Dakota, Colorado, and Nevada through BNC National Bank and its subsidiaries.

Statements included in this news release which are not historical in nature are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We caution readers that these forward-looking statements, including without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements due to several important factors. These factors include, but are not limited to: risks of loans and investments, including dependence on local and regional economic conditions; competition for our customers from other providers of financial services; possible adverse effects of changes in interest rates including the effects of such changes on derivative contracts and associated accounting consequences; risks associated with our acquisition and growth strategies; and other risks which are difficult to predict and many of which are beyond our control.

(Financial tables attached)

# # #

BNCCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
(In thousands, except per share data)	2006	2005	2006	2005
SELECTED INCOME STATEMENT DATA	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income	$ 10,689	$ 9,748	$ 31,720	$ 27,069
Interest expense	6,035	5,272	17,470	14,107
Net interest income	4,654	4,476	14,250	12,962
Provision for credit losses	--	--	210	250
Noninterest income	5,926	5,712	17,952	19,420
Noninterest expense	9,531	9,132	27,942	27,439
Income before income taxes	1,049	1,056	4,050	4,693
Income tax provision	246	305	1,134	1,243
Net income	$ 803	$ 751	$ 2,916	$ 3,450
Dividends on preferred stock	$ --	$ --	$ --	$ (29)
Net income available to common stockholders	$ 803	$ 751	$ 2,916	$ 3,421

EARNINGS PER SHARE DATA

Basic earnings per common share	$ 0.23	$ 0.26	$ 0.84	$ 1.12
Diluted earnings per common share	$ 0.23	$ 0.25	$ 0.83	$ 1.10

BNCCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
(In thousands, except share, per share and full time equivalent data)	September 30, 2006	December 31, 2005	September 30, 2005
	(unaudited)		(unaudited)
SELECTED BALANCE SHEET DATA
Total assets	$ 675,979	$ 740,016	$ 748,635
Loans held for investment, excluding participating interests in mortgage loans	338,439	310,368	312,944
Total loans held for investment	357,395	411,704	427,865
Allowance for credit losses	(3,374)	(3,188)	(3,212)
Investment securities available for sale	194,798	227,185	224,045
Goodwill	22,744	21,839	21,839
Other intangible assets, net	7,378	6,900	7,140
Total deposits	509,605	548,790	560,635
Other borrowings	101,363	130,113	9,366

Unrealized losses in investment portfolio, pretax	(2,533)	$ (2,381)	$ (1,764)
Trust assets under administration	$ 296,778	$ 240,547	$ 173,674
Total common stockholders’ equity	$ 54,954	$ 51,612	$ 51,034
Book value per common share	$ 15.25	$ 14.97	$ 14.61
Tangible book value per common share	$ 6.89	$ 6.63	$ 6.31
Effect of net unrealized losses on securities available for sale, net of tax, on book value per common share	$ (0.43)	$ (0.43)	$ (0.31)
Full time equivalent employees	312	303	305
Common shares outstanding	3,602,640	3,447,945	3,490,972

CAPITAL RATIOS
Tier 1 leverage	6.90%	5.90%	5.79%
Tier 1 risk-based capital	9.40%	8.48%	8.08%
Total risk-based capital	10.83%	10.12%	9.72%

BNCCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
(In thousands)	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
AVERAGE BALANCES
Total assets	$ 689,550	$ 729,128	$ 710,649	$ 704,740
Loans held for investment, excluding participating interests in mortgage loans	336,757	311,461	333,750	301,613
Total loans held for investment	360,233	393,178	366,843	353,977
Earning assets	602,654	644,969	623,954	621,849
Deposits	521,064	534,036	529,149	488,296
Common stockholders’ equity	52,971	45,947	52,274	44,480

KEY RATIOS
Return on average common stockholders’ equity	6.02%	6.49%	7.46%	10.28%
Return on average assets	0.46%	0.41%	0.55%	0.65%
Net interest margin	3.06%	2.75%	3.05%	2.79%
Efficiency ratio	90.09%	89.63%	86.78%	84.73%
Noninterest income as a percent of gross revenues	56.01%	56.06%	55.75%	59.97%

BNCCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
(In thousands)	September 30, 2006	December 31, 2005	September 30, 2005
	(unaudited)		(unaudited)
ASSET QUALITY
Loans 90 days or more delinquent and still accruing interest	$ --	$ --	$ --
Nonaccrual loans	108	143	173
Total nonperforming loans	108	143	173
Total nonperforming assets	$ 108	$ 143	$ 173
Allowance for credit losses	$ 3,373	$ 3,188	$ 3,212
Ratio of total nonperforming loans to total loans held for investment	0.03%	0.03%	0.04%
Ratio of total nonperforming assets to total assets	0.02%	0.02%	0.02%
Ratio of allowance for credit losses to loans held for investment, excluding participating interests in mortgage loans	1.00%	1.03%	1.03%
Ratio of allowance for credit losses to total loans held for investment	0.94%	0.77%	.75%
Ratio of allowance for credit losses to total nonperforming loans	3,123%	2,229%	1,857%

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005
Changes in Allowance for Credit Losses:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Balance, beginning of period	$ 3,387	$ 3,538	$ 3,188	$ 3,335
Provision charged to operations expense	--	--	210	250
Loans charged off	(15)	(358)	(47)	(555)
Loan recoveries	1	32	22	182
Balance, end of period	$ 3,373	$ 3,212	$ 3,373	$ 3,212

Ratio of net charge-offs to average loans held for investment	(0.004)%	(0.083)%	(0.007)%	(0.105)%
Ratio of net charge-offs to average loans held for investment, annualized	(0.016)%	(0.332)%	(0.009)%	(0.140)%

BNCCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
(In thousands, except share data)	2006	2005	2006	2005
ANALYSIS OF NONINTEREST INCOME	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Insurance income	$ 4,443	$ 4,262	$ 14,030	$ 14,699
Fees on loans	584	748	1,761	2,529
Net gain (loss) on sales of securities	103	--	(258)	(67)
Trust and financial services	195	162	613	455
Service charges	177	212	540	607
Brokerage income	25	112	215	286
Other	399	216	1,051	911
Total noninterest income	$ 5,926	$ 5,712	$ 17,952	$ 19,420

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits	$ 5,862	$ 5,525	$ 17,243	$ 16,664
Occupancy	776	759	2,414	2,234
Depreciation and amortization	451	388	1,309	1,193
Professional services	462	582	1,315	1,609
Office supplies, telephone and postage	384	344	1,127	1,062
Marketing and promotion	273	245	805	725
Amortization of intangible assets	270	279	741	935
FDIC and other assessments	45	57	140	167
Other	1,008	953	2,848	2,850
Total noninterest expense	$ 9,531	$ 9,132	$ 27,942	$ 27,439

WEIGHTED AVERAGE SHARES
Common shares outstanding (a)	3,523,470	2,932,588	3,478,792	3,054,125
Incremental shares from assumed conversion of options and contingent shares	42,323	59,696	40,095	50,829
Adjusted weighted average shares (b)	3,565,793	2,992,284	3,518,887	3,104,954

(a) Denominator for Basic Earnings Per Common Share

(b) Denominator for Diluted Earnings Per Common Share